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                                                              Exhibit No. 10(f)

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION

                     Management Incentive Compensation Plan

                                      1998


I.  Purpose of the Plan

    The Management Incentive Compensation Plan is designed to encourage commitment to the Company's annual performance objectives. The success of the Company can be accomplished, in part, by strategies that balance short-term results against long-term goals; therefore each year's achievements are an important step in maintaining sustained profitable growth. The Compensation Committee and the Board of Directors believe that when business objectives are met, the key managers who helped reach those goals should share directly in the Company's success. This Plan links annual Company and individual performance through the use of a cash bonus incentive award.


II.  Participation

     The participants in this Plan are key management employees who are in a position to significantly affect the performance of the Company. Participants are recommended by Senior Management and the Compensation Committee and approved by the Board of Directors. Participants in this Plan are excluded from participation in the Company's Employee Profit Based Income Plan.


III. Financial Performance Objectives

     Any award payment under the Plan for a fiscal year is subject to the Company meeting a predetermined performance targets for that fiscal year. Early in each year the Compensation Committee will recommend and the Board of Directors will approve (i) performance targets for that year based on the Company's operating plan for the year and (ii) a schedule of bonus amounts to be available for payments to participants if the performance targets are achieved or exceeded. The amount payable to each participant may be a percentage of the participant's base salary or may be determined on another basis, and up to 33-1/3% of the bonus amount for a participant may be based on achievement of individual performance objectives, all as recommended by the Compensation Committee and determined by the Board of Directors.


IV.  Payment of Awards

     After the Company's books are closed and audited for the prior year, the Compensation Committee and the Board of Directors will determine if a payout is appropriate under the terms of the Plan as implemented for the prior year. Should the Company meet or exceed its performance targets for the prior year, the awards will be made in April.
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     No payment of awards shall be made if to do so would result in a violation of any loan covenant; however, payment would be made at the earliest time permitted by the covenant.

     Except to the extent that the Board of Directors expressly makes an exception in a particular case, to receive an incentive award, a participant must have been on the payroll at least ninety (90) days during the year for which payment is to be made and must remain employed through March 1st of the following year. Being "employed" includes being on a leave of absence (medical, personal, work related injury/illness or short term military).

     Award payments will be included in compensation and will be subject to withholdings for federal, state, local and Railroad Retirement taxes.

     If an employee is a participant in the Plan for a period of less than twelve (12) full months, a prorated payment of 1/12 of the amount which would otherwise be payable to the participant will be made for each full month of participation.

     If a participant retires or dies during the year, a similar prorated award will be made to the employee or the employee's estate, based on the number of full months of participation.

     A participant who is currently contributing to the Company's 401(k) Plan may designate that 25%, 50%, 75% or 100% (less applicable taxes and subject to the maximum allowed by the Internal Revenue Service) of the participant's individual payment be rolled into the participant's 401(k) account, provided a rollover notice is given by the participant to the Company 30 days prior to the award distribution.


V.   Plan Administration

     The Management Incentive Compensation Plan is administered by the Compensation Committee and the Board of Directors. The Board of Directors may at any time amend or terminate the Plan, in whole or in part.